Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 28th day of April, 2021, by and between Starton Therapeutics, with an address at 215 College Rd, 300, Paramus NJ, 07652 (“Client” or “Company”), and Asher Chanan-Khan (“Consultant”), with an address at 5345 Hala Ct., Jacksonville, FL 32224.

1.	Consultancy. Client hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for one year. The term may be extended as mutually agreed upon in writing by Client and Consultant. Consultant hereby agrees that it shall provide its expertise to Client for all things pertaining to hematological malignancies and the development of pharmaceutical drug products for the treatment of hematological malignancies (the “Consulting Services”). The parties hereby agree to abide by such Standard Provisions and further agree that if any term in this Agreement is inconsistent with any term in the Standard Provisions, the terms of the Standard Provisions shall govern and prevail, unless otherwise specified in this Agreement.

2.	Board of Directors. Subject to approval of Client’s Board of Directors (the “Board of Directors”), Consultant hereby agrees to accept Client’s invitation to join the Board of Directors as a director effective contingent upon shareholder approval at the next annual general meeting of its shareholders.

3.	Consulting Compensation. In consideration for the Consulting Services beginning September 9, 2020, Client hereby agrees to pay Consultant $60,000 per year.

4.	Director Compensation. In consideration for Consultant serving as a director, Client hereby agrees to issue to Client the equivalent of U.S.$500,000 in equity (the “Compensation Options”) of common stock of Client (the “Common Stock”) in the form of stock options. Twenty-five percent (25%) of the Compensation Options shall vest immediately upon issuance, and the remaining Compensation Options shall vest annually beginning September 9, 2021 in three (3) equal installments. The vesting dates are as follows: September 9, 2021, September 9, 2022, and September 9, 2023. In addition, Consultant shall be eligible to receive annual equity issuances approved by the Compensation Committee of the Board of Directors for all non-independent directors. The Compensation Options shall be issued at a price per share equal to the fair market value per share of Common Stock as of the time of issuance.

5.	Bonus. Consultant shall be eligible to receive a bonus equal U.S.$1,000,000 of shares of Common Stock (the “Bonus Shares,” and together with the Compensation Options, the “Shares”) per New Drug Application (“NDA”) approved by the U.S. Food and Drug Administration for each of the indications listed in Appendix B attached hereto (an “NDA Approval”) as long as Consultant has helped design and initiate the registrational clinical trial for that indication (Exhibit B). The Bonus Shares shall be issued at a price per share equal to the fair market value per share of Common Stock as of the time of the relevant NDA Approval.

6.	Other Engagements. Consultant agrees not to enter into any agreement or obligation that would preclude Consultant from fully complying with the provisions hereof (“Conflict”), and further agrees to promptly advise Company of any perceived Conflict identified in the course of Consultant’s provision of the Consulting Services hereunder, and Company and Consultant shall, in good faith, attempt to resolve any such Conflict.

7.	Confidentiality. In the course of providing the Consulting Services, Consultant may receive and become aware of confidential information of Client, including, but not limited to, trade secrets, copyrights, patents, trademarks, service marks, source code, formulas, clinical trial plans and data, practices, customer contacts, potential customers, research collaborators, financial information, marketing techniques, pricing policies, hardware, software, records, data, formula, methodologies and management philosophy relating to Company’s or any of its affiliates’ business , and the identity, expertise and compensation of employees and contractors (such information collectively referred to as, the “Confidential Information”). Consultant hereby acknowledges the sensitivity and confidential nature the Confidential Information, and hereby covenants and agrees to keep all of the Confidential Information confidential. Subject to the provisions contained in Exhibit A attached hereto, Consultant hereby agrees not at any time or in any manner, either directly or indirectly, to divulge, disclose, communicate to any person, or use the information Consultant obtains or is otherwise exposed during the term of this Agreement, except solely in the course of providing the Consulting Services or performing the obligations under this Agreement. All Confidential Information relating to the business of Client which Consultant shall develop, conceive, produce, prepare, use, construct or observe during the term of this Agreement shall be and remain the sole property of Client.

8.	Ownership of Work Product. Consultant hereby assigns to Client all of Consultant’s right, title and interest in and to any Work Product (including without limitation all intellectual property rights associated therewith) and hereby acknowledges and agrees that such Work Product is the sole and exclusive property of Client. “Work Product” shall mean any ideas, inventions, original works of authorship, development, improvements, or processes, solely or jointly conceived, developed or reduced to practice by Consultant, which arise as a direct result of providing the Consulting Services.

9.	Non-Solicitation of Customers and Suppliers. Consultant hereby agrees that he will not, directly or indirectly, solicit or attempt to solicit any business from any of Client’s customers, suppliers, prospects, consultants, employees, contractors or agents.

10.	Non-Solicitation of Employees. Consultant hereby agrees that he will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce, any of Client’s consultants, employees, contractors or agents for work at another company or other entity.

11.	Survival and Termination. This Agreement may be terminated by either party immediately upon prior written notice to the other party in the event of a material breach by the other party in the performance of its obligations hereunder. Any breach by Consultant of any term of Paragraphs 7, 8, 9 or 10 shall be deemed a material breach hereof. Notwithstanding anything herein to the contrary, Client or Consultant may terminate this Agreement at any time by providing the other party with thirty (30) days’ prior written notice of termination. The terms and obligations of Paragraphs 7, 8, 11, and Exhibit A shall survive termination of this Agreement for any reason whatsoever. The terms and obligations of Paragraphs 9 and 10 shall survive termination of this Agreement for any reason whatsoever for a period of one (1) year following such termination.

12.	Not an Employee. Consultant is an independent contractor and is not an employee of Client. Consultant shall be entitled to no benefits or compensation from Client except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Client. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of benefits or compensation under this Agreement.

13.	Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the parties hereto; provided that, Consultant may not assign any rights or obligations hereunder without Client’s written consent.

14.	Entire Agreement. This Agreement, including Exhibit A and Exhibit B attached hereto, contains the entire agreement of the parties concerning its subject matter. This Agreement supersedes all prior discussions, negotiations, promises, and agreements. This Agreement can be amended or modified only in a subsequent written document signed by the parties.

15.	Notice. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by registered mail to the address specified by the relevant party, and shall be deemed to have given when personally served or delivered by signed registered mail receipt.

16.	Applicable Law. This agreement shall be governed by the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any other law than the laws of the State of New York. Each of the parties hereby agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the parties hereby agree to submit to the jurisdiction of, and to venue in, such courts.

17.	Waiver of Jury Trial. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

18.	Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Starton Therapeutics Inc.

By:	/s/ Asher Chanan-Khan	By:	/s/ Pedro Lichtinger
	Asher Chanan-Khan		Pedro Lichtinger

EXHIBIT B

Any approved indication for STAR-LLD in Chronic Lymphocytic Leukemia.